Exhibit 99.1

Apollo Group, Inc.
News Release

APOLLO GROUP, INC. REPORTS FISCAL 2010 THIRD QUARTER RESULTS
Phoenix, Arizona, June 30, 2010 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three and nine months ended May 31, 2010.
“We are pleased to have made significant progress on our strategic initiatives designed to enhance the student experience, expand student protections and ensure we enroll students who we believe can succeed in our programs,” said Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “This quarter’s results reflect continued success with our efforts to shift the mix of our enrollments towards bachelor level students. Additionally, based on the favorable results we’ve seen from our University Orientation pilot, we have decided to roll out the program more broadly this fall. We are confident that this is the right thing to do for our students, and believe it will allow us to deliver sustainable, high quality results over the long term.”
Apollo Group Co-Chief Executive Officer Chas Edelstein added, “We are committed to strengthening and capitalizing on Apollo Group’s position as a leading provider of high quality, accessible education for individuals around the world, and for us that means putting the student first. We are focused on delivering quality academic programs that are relevant to today’s working learners and providing them with high levels of service and support from their first day in class through graduation—all of which should maximize the value of our students’ return on their educational investment.”
Unaudited Third Quarter of Fiscal 2010 Results of Operations
Consolidated net revenue for the three months ended May 31, 2010, totaled $1,337.4 million, which represents a 27.7% increase over the third quarter of fiscal 2009. Contributing to the growth in the third quarter was a 13.3% year-over-year increase in University of Phoenix total Degreed Enrollment to 476,500, as well as $75.8 million in net revenue from BPP Holdings, which was acquired in the fourth quarter of fiscal 2009. The Company reported income from continuing operations attributable to Apollo Group for the three months ended May 31, 2010, of $177.2 million, or $1.16 per share (152.3 million weighted average diluted shares outstanding), compared to income from continuing operations attributable to Apollo Group of $206.4 million, or $1.30 per share (159.3 million weighted average diluted shares outstanding) for the three months ended May 31, 2009.
The third quarter of fiscal 2010 results contain a goodwill impairment charge of $8.7 million ($7.5 million net of the portion attributable to noncontrolling interest) for the Universidad Latinoamericana (“ULA”) subsidiary of Apollo Global (the Company did not record an associated tax benefit because the goodwill is not deductible for tax purposes), as well as a pre-

tax charge of $132.6 million ($79.9 million net of tax) representing an accrual related to a securities class action lawsuit. Excluding these special items, income from continuing operations attributable to Apollo Group for the three months ended May 31, 2010, was $264.6 million, or $1.74 per share, compared to income from continuing operations attributable to Apollo Group of $206.4 million, or $1.30 per share for the three months ended May 31, 2009. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
In the third quarter of fiscal 2010, BPP’s operations contributed $75.8 million to net revenue and increased earnings per share from continuing operations attributable to Apollo Group by approximately $0.05. (See the supplemental schedule detailing BPP’s financial results in the tables section of this press release.)
Instructional costs and services increased by $150.0 million, or 38.4% to $540.6 million for the three months ended May 31, 2010, compared to the three months ended May 31, 2009. As a percentage of revenue, instructional costs and services increased 310 basis points to 40.4% versus 37.3% in the prior year’s third quarter. The increase, as a percentage of revenue, was primarily due to the addition of BPP, as its cost structure is more heavily weighted towards instructional costs and services, as well as higher bad debt expense for University of Phoenix. Bad debt expense, as a percentage of revenue, increased 200 basis points to 5.4% in the third quarter of fiscal 2010 versus 3.4% in the prior year’s third quarter. BPP’s operations favorably impacted overall bad debt expense as a percentage of revenue by 30 basis points in the third quarter of fiscal 2010. The higher bad debt expense, as a percentage of revenue, is due to lower collection rates. Collection rates have declined as a result of the economic downturn and increases in receivables from students enrolled in associate’s degree programs. Students in associate’s degree programs generally persist at lower rates than those in higher degree level programs, resulting in higher bad debt expense.
Selling and promotional expenses increased by $32.2 million, or 13.3%, to $273.5 million for the three months ended May 31, 2010, compared to the three months ended May 31, 2009. The increase was due in part to greater investments in the University of Phoenix’s non-internet long-term branding and program-driven initiatives. As a percentage of revenue, selling and promotional expenses declined 260 basis points to 20.4% versus 23.0% in the prior year’s third quarter. The decrease, as a percentage of revenue, was driven by the impact of BPP’s operations in the third quarter of fiscal 2010 as BPP incurs lower selling and promotional costs as a percentage of revenue compared to the Company’s other businesses. The remaining decrease as a percentage of revenue was a result of continued improvement in enrollment counselor effectiveness and lower advertising expenditures at University of Phoenix.
General and administrative (“G&A”) expenses increased by $8.8 million, or 12.4%, to $79.7 million, for the three months ended May 31, 2010, compared to the three months ended May 31, 2009. As a percentage of revenue, G&A expenses declined 80 basis points to 6.0% versus 6.8% in the prior year’s third quarter. The decrease, as a percentage of revenue, is primarily attributable to lower legal costs and lower share-based compensation expense in the third quarter of fiscal 2010 as compared with the prior year period. BPP’s operations had little impact on G&A expenses as a percentage of revenue in the third quarter of fiscal 2010.

Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the third quarter of fiscal 2010 versus the prior year period.

	Q3 2010	Q3 2009
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$1,261,258	$1,035,613
Less: Discounts and other	(60,441)	(41,182)

Degree Seeking Net Revenues (1)	1,200,817	994,431
Non-degree Seeking Revenues (2)	12,502	12,085
Other, net of discounts (3)	124,085	41,058

	$1,337,404	$1,047,574

Revenue by Degree Type (in thousands) (1)
Associates	$464,373	$378,626
Bachelors	551,808	435,367
Masters	221,718	202,039
Doctoral	23,359	19,581
Less: Discounts and other	(60,441)	(41,182)

	$1,200,817	$994,431

Degreed Enrollment (rounded to hundreds) (4)
Associates	212,100	186,600
Bachelors	186,400	156,100
Masters	70,400	71,200
Doctoral	7,600	6,800

	476,500	420,700

Degree Seeking Gross Revenues per Degreed Enrollment (1)(4)
Associates	$2,189	$2,029
Bachelors	2,960	2,789
Masters	3,149	2,838
Doctoral	3,074	2,880
All degrees (after discounts)	$2,520	$2,364

New Degreed Enrollment (rounded to hundreds) (5)
Associates	50,200	48,800
Bachelors	31,700	26,000
Masters	11,300	11,900
Doctoral	900	800

	94,100	87,500

(1)	Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(2)	Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 hours in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFFP, Apollo Global — BPP (acquired in July 2009), Apollo Global — Other and other.

(4)	Represents individual students enrolled in a University of Phoenix degree program who attended a course during the quarter and did not graduate as of the end of the quarter. Degreed Enrollment for a quarter also includes any student who previously graduated from one degree program and started a new University of Phoenix degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree). In addition, Degreed Enrollment includes students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(5)	Represents any individual student enrolled in a University of Phoenix degree program who is a new student and started a course in the quarter, any individual student who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of an associate’s degree program returns for a bachelor’s degree program, or a graduate of a bachelor’s degree program returns for a master’s degree), as well as any individual student who started a degree program in the quarter and had been out of attendance for greater than 12 months. In addition, New Degreed Enrollment includes students who in the quarter started participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.
Unaudited Nine Months of Fiscal 2010 Results of Operations
Consolidated net revenue for the nine months ended May 31, 2010, was $3.7 billion, a 27.3% increase over the comparable period of fiscal 2009. Contributing to this increase was a 15.6%

increase in University of Phoenix’s average Degreed Enrollment during the nine months ended May 31, 2010, as compared to the nine months ended May 31, 2009. The Company reported income from continuing operations attributable to Apollo Group of $520.9 million, or $3.37 per share, (154.5 million weighted average diluted shares outstanding) for the nine months ended May 31, 2010, compared to $517.5 million, or $3.22 per share, (161.0 million weighted average diluted shares outstanding) for the nine months ended May 31, 2009.
Results for the nine months ended May 31, 2010, contain a goodwill impairment charge of $8.7 million ($7.5 million net of the portion attributable to noncontrolling interest) for the Universidad Latinoamericana (“ULA”) subsidiary of Apollo Global (the Company did not record an associated tax benefit because the goodwill is not deductible for tax purposes), a pre-tax charge of $177.1 million ($106.8 million net of tax) representing an accrual related to a securities class action lawsuit, and a previously announced tax benefit of $11.4 million resulting from the settlement for disputed tax issues with the Internal Revenue Service. Excluding these special items, income from continuing operations attributable to Apollo Group for the nine months ended May 31, 2010, was $623.8 million, or $4.04 per share, compared to income from continuing operations attributable to Apollo Group of $517.5 million, or $3.22 per share for the nine months ended May 31, 2009. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
BPP’s operations contributed $218.1 million to net revenue and increased earnings per share from continuing operations attributable to Apollo Group by approximately $0.02 for the nine months ended May 31, 2010. (See the supplemental schedule detailing BPP’s financial results in the tables section of this press release.)
Unaudited Balance Sheet
As of May 31, 2010, the Company’s cash and cash equivalents, excluding restricted cash, totaled $892.0 million as compared to $968.2 million as of August 31, 2009. The decrease is primarily attributable to repayments on the Company’s outstanding debt and share repurchases, largely offset by cash generated from operations. Restricted cash increased by $49.9 million compared to August 31, 2009, primarily due to increased student deposits at University of Phoenix. Subsequent to May 31, 2010, the Company posted a letter of credit in the amount of approximately $126 million in connection with a program review of University of Phoenix by the U.S. Department of Education. The letter of credit is fully cash collateralized which reduces the Company’s unrestricted cash and cash equivalent balance. In addition, the Company may be required to post a bond in association with a securities class action lawsuit.
At May 31, 2010, accounts receivable decreased to $249.2 million from $298.3 million at August 31, 2009. Excluding accounts receivable and the associated net revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) was 30 days at May 31, 2010, compared to 32 days at August 31, 2009, and to 24 days at May 31, 2009. The increase in DSO versus a year ago is due to increases in gross accounts receivable as a result of lower collection rates at University of Phoenix and the effects of certain operational changes. Collection rates have declined as a result of the economic downturn and increases in receivables from students enrolled in associate’s degree programs.

Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $422.5 million to $166.6 million at May 31, 2010, from $589.1 million at August 31, 2009. The decrease is primarily due to the repayment of US denominated borrowings on the Company’s $500 million credit facility during the first quarter of fiscal 2010.
Share Repurchases
During the third quarter of fiscal 2010, the Company repurchased approximately 2.5 million shares of its common stock at a weighted average purchase price of $55.50 per share for a total expenditure of $139.3 million. As of May 31, 2010, approximately $660.7 million remained available under the Company’s current share repurchase authorization. Subsequent to May 31, 2010, the Company repurchased an additional 2.0 million shares of its common stock at a weighted average purchase price of $49.76 per share for a total expenditure of approximately $100.0 million. Including these purchases, approximately $561 million remains available under the Company’s current share repurchase authorization.
Business Outlook
The Company offers the following commentary regarding the outlook for the fourth quarter of fiscal 2010 based on current business trends, which could change:
•	Consolidated net revenue, including BPP, of approximately $1.25 billion;

•	Diluted earnings per share from continuing operations of approximately $1.30 excluding the impact of special items or additional share repurchases beyond the repurchases noted above subsequent to quarter end but including an adverse seasonal impact from BPP;

•	Effective tax rate of approximately 40.0%; and

•	Diluted shares outstanding of approximately 148 million.
In addition, the Company has been piloting its University Orientation program, which is a free three-week, non-credit bearing program for new students enrolling at University of Phoenix with fewer than 24 credit hours. The Company currently intends to require all incoming students with fewer than 24 credit hours to participate in the orientation program beginning during the latter half of the first quarter of fiscal 2011, which will adversely impact the Company’s operating metrics and financial results. Based on current business trends, which could change, and the results of the initial pilot orientation program, the Company offers the following commentary regarding its preliminary outlook for the fiscal year 2011:
•	High-single digit consolidated net revenue growth; and

•	Operating income, excluding the impact of special items, approximately flat with fiscal year 2010.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 PM Eastern, 2:00 PM Phoenix time, today, Wednesday, June 30, 2010. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 78017946. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 78017946 until July 14, 2010.

About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, College for Financial Planning and Meritus University. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of May 31, 2010).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Statements Safe Harbor
Statements in this press release which are not statements of historical fact, including statements regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including changes in the overall U.S. or global economy, changes in enrollment or student mix, including as a result of the roll-out of the Company’s University Orientation program to all eligible students, the impact of changes in the manner in which the Company evaluates and compensates its counselors that advise and enroll students, changes in the rate at which the Company collects receivables, changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal student financial aid programs, including the proposed program integrity regulations published for comment by the U.S. Department of Education on June 18, 2010 and the proposed regulations relating to “gainful employment” that the Department indicated will be published later this summer, changes in the Company’s business necessary to remain in compliance with existing U.S. federal student financial aid program regulations, other regulatory and litigation developments, and the degree to which the Company effectively integrates its acquired businesses. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2009 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at apollogrp.edu.
Use of Non-GAAP Financial Information
This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in our non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	May 31,	August 31,
	2010	2009
($ in thousands)
ASSETS:
Current assets
Cash and cash equivalents	$891,981	$968,246
Restricted cash and cash equivalents	482,228	432,304
Marketable securities, current portion	4,405	—
Accounts receivable, net	249,231	298,270
Deferred tax assets, current portion	158,961	88,022
Prepaid taxes	9,563	57,658
Other current assets	38,613	35,517
Assets held for sale from discontinued operations	27,356	—

Total current assets	1,862,338	1,880,017
Property and equipment, net	587,931	557,507
Marketable securities, less current portion	15,174	19,579
Goodwill	456,197	522,358
Intangible assets, net	164,877	203,671
Deferred tax assets, less current portion	72,911	66,254
Other assets	13,556	13,991

Total assets	$3,172,984	$3,263,377

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$51,437	$461,365
Accounts payable	73,734	66,928
Accrued liabilities	378,982	268,418
Student deposits	490,877	491,639
Deferred revenue	333,972	333,041
Other current liabilities	63,571	133,887
Liabilities held for sale from discontinued operations	4,691	—

Total current liabilities	1,397,264	1,755,278
Long-term debt	115,153	127,701
Deferred tax liabilities	49,506	55,636
Other long-term liabilities	166,415	100,149

Total liabilities	1,728,338	2,038,764

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Class A nonvoting common stock, no par value	103	103
Apollo Class B voting common stock, no par value	1	1
Additional paid-in capital	50,723	1,139
Apollo Class A treasury stock, at cost	(2,322,904)	(2,022,623)
Retained earnings	3,707,074	3,195,043
Accumulated other comprehensive loss	(49,741)	(13,740)

Total Apollo shareholders’ equity	1,385,256	1,159,923

Noncontrolling interests	59,390	64,690

Total equity	1,444,646	1,224,613

Total liabilities and shareholders’ equity	$3,172,984	$3,263,377

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
(in thousands, except per share data)
Net revenue	$1,337,404	$1,047,574	$3,666,399	$2,880,399

Costs and expenses:
Instructional costs and services	540,594	390,642	1,577,382	1,124,034
Selling and promotional	273,480	241,259	811,104	692,189
General and administrative	79,712	70,862	223,746	198,178
Estimated litigation loss	132,600	—	177,100	—
Goodwill impairment	8,712	—	8,712	—

Total costs and expenses	1,035,098	702,763	2,798,044	2,014,401

Operating income	302,306	344,811	868,355	865,998
Interest income	827	2,395	2,284	11,202
Interest expense	(1,979)	(509)	(8,107)	(2,559)
Other, net	(1,312)	1,782	(2,061)	(851)

Income from continuing operations before income taxes	299,842	348,479	860,471	873,790
Provision for income taxes	(122,390)	(142,537)	(341,435)	(357,072)

Income from continuing operations	177,452	205,942	519,036	516,718
Income (loss) from discontinued operations, net of tax	2,084	(5,330)	(8,854)	(10,722)

Net income	179,536	200,612	510,182	505,996
Net (income) loss attributable to noncontrolling interests	(253)	492	1,849	814

Net income attributable to Apollo	$179,283	$201,104	$512,031	$506,810

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$1.17	$1.31	$3.40	$3.26
Discontinued operations attributable to Apollo	0.02	(0.03)	(0.06)	(0.07)

Basic income per share attributable to Apollo	$1.19	$1.28	$3.34	$3.19

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$1.16	$1.30	$3.37	$3.22
Discontinued operations attributable to Apollo	0.02	(0.04)	(0.06)	(0.07)

Diluted income per share attributable to Apollo	$1.18	$1.26	$3.31	$3.15

Basic weighted average shares outstanding	151,127	157,616	153,345	158,960

Diluted weighted average shares outstanding	152,291	159,305	154,506	160,952

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
From Continuing and Discontinued Operations
(Unaudited)

	Nine Months Ended May 31,
	2010	2009
($ in thousands)
Cash flows provided by (used in) operating activities:
Net income	$510,182	$505,996
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	46,236	49,385
Excess tax benefits from share-based compensation	(6,427)	(11,509)
Depreciation and amortization	98,091	72,857
Goodwill impairment on discontinued operations	9,400	—
Goodwill impairment	8,712	—
Amortization of deferred gain on sale-leasebacks	(1,294)	(1,256)
Non-cash foreign currency losses, net	931	693
Provision for uncollectible accounts receivable	208,593	106,890
Estimated litigation loss	177,100	—
Deferred income taxes	(69,571)	4,017
Changes in assets and liabilities:
Accounts receivable	(175,845)	(81,663)
Other assets	(8,223)	(13,077)
Accounts payable and accrued liabilities	(59,413)	19,715
Income taxes payable	35,203	23,774
Student deposits	897	92,408
Deferred revenue	5,796	33,470
Other liabilities	24,412	8,099

Net cash provided by operating activities	804,780	809,799

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(108,316)	(94,873)
Maturities of marketable securities	—	2,660
Increase in restricted cash and cash equivalents	(49,924)	(105,464)

Net cash used in investing activities	(158,240)	(197,677)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(424,775)	(16,211)
Proceeds from borrowings	17,824	13,620
Issuance of Apollo Class A common stock	18,209	98,963
Apollo Class A common stock purchased for treasury	(341,161)	(408,768)
Noncontrolling interest contributions	2,460	2,000
Excess tax benefits from share-based compensation	6,427	11,509

Net cash used in financing activities	(721,016)	(298,887)

Exchange rate effect on cash and cash equivalents	(1,789)	(731)

Net (decrease) increase in cash and cash equivalents	(76,265)	312,504
Cash and cash equivalents, beginning of period	968,246	483,195

Cash and cash equivalents, end of period	$891,981	$795,699

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes, net of refunds	$356,570	$314,344
Cash paid during the period for interest	$5,292	$1,934
Supplemental disclosure of non-cash investing and financing activities
Credits received for tenant improvements	$16,026	$10,861
Accrued purchases of property and equipment	$9,190	$6,222
Restricted stock units vested and released	$4,938	$9,290
Unrealized loss on auction-rate securities	$—	$2,203
Unsettled purchase of Apollo Class A common stock for treasury	$—	$38,780
UNIACC earn-out consideration	$—	$7,135

Apollo Group, Inc. and Subsidiaries
Supplemental Schedule — Combined Condensed Statements of Income
(Unaudited)

	Three Months Ended May 31, 2010			Nine Months Ended May 31, 2010
	Apollo		Apollo	Apollo		Apollo
	Excluding BPP	BPP	Consolidated	Excluding BPP	BPP	Consolidated
(in thousands, except per share data)
Net revenue	$1,261,589	$75,815	$1,337,404	$3,448,264	$218,135	$3,666,399

Costs and expenses:
Instructional costs and services	485,608	54,986	540,594	1,402,486	174,896	1,577,382
Selling and promotional	269,163	4,317	273,480	798,122	12,982	811,104
General and administrative	76,595	3,117	79,712	211,693	12,053	223,746
Estimated litigation loss	132,600	—	132,600	177,100	—	177,100
Goodwill impairment	8,712	—	8,712	8,712	—	8,712

Total costs and expenses	972,678	62,420	1,035,098	2,598,113	199,931	2,798,044

Operating income	288,911	13,395	302,306	850,151	18,204	868,355
Interest income	575	252	827	1,935	349	2,284
Interest expense	(1,131)	(848)	(1,979)	(3,623)	(4,484)	(8,107)
Other, net	937	(2,249)	(1,312)	5,312	(7,373)	(2,061)

Income from continuing operations before income taxes	289,292	10,550	299,842	853,775	6,696	860,471
Provision for income taxes	(120,686)	(1,704)	(122,390)	(339,525)	(1,910)	(341,435)

Income from continuing operations	168,606	8,846	177,452	514,250	4,786	519,036
Income (loss) from discontinued operations, net of tax	2,084	—	2,084	(8,854)	—	(8,854)

Net income	170,690	8,846	179,536	505,396	4,786	510,182
Net loss (income) attributable to noncontrolling interests	1,325	(1,578)	(253)	3,409	(1,560)	1,849

Net income attributable to Apollo	$172,015	$7,268	$179,283	$508,805	$3,226	$512,031

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$1.12	$0.05	$1.17	$3.38	$0.02	$3.40
Discontinued operations attributable to Apollo	0.02	—	0.02	(0.06)	—	(0.06)

Basic income per share attributable to Apollo	$1.14	$0.05	$1.19	$3.32	$0.02	$3.34

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$1.11	$0.05	$1.16	$3.35	$0.02	$3.37
Discontinued operations attributable to Apollo	0.02	—	0.02	(0.06)	—	(0.06)

Diluted income per share attributable to Apollo	$1.13	$0.05	$1.18	$3.29	$0.02	$3.31

Basic weighted average shares outstanding	151,127	151,127	151,127	153,345	153,345	153,345

Diluted weighted average shares outstanding	152,291	152,291	152,291	154,506	154,506	154,506

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP financial information to non-GAAP financial information
(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
(in thousands, except per share data)
Net income attributable to Apollo, as reported	$179,283	$201,104	$512,031	$506,810
Income (loss) from discontinued operations, net of tax (1)	2,084	(5,330)	(8,854)	(10,722)

Income from continuing operations attributable to Apollo	177,199	206,434	520,885	517,532

Reconciling items:
Estimated litigation loss (2)	132,600	—	177,100	—
Goodwill impairment (3)	7,457	—	7,457	—

	140,057	—	184,557	—
Less: tax effects	(52,700)	—	(70,328)	—
Tax benefit from IRS settlement (4)	—	—	(11,356)	—

Income from continuing operations attributable to Apollo adjusted to exclude special items	$264,556	$206,434	$623,758	$517,532

Diluted income per share from continuing operations attributable to Apollo, as reported	$1.16	$1.30	$3.37	$3.22

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$1.74	$1.30	$4.04	$3.22

Diluted weighted average shares outstanding	152,291	159,305	154,506	160,952

(1)	The loss from discontinued operations, net of tax for the nine months ended May 31, 2010 includes a $9.4 million charge for goodwill impairment recorded in the second quarter of fiscal year 2010. We did not record an associated tax benefit because the goodwill is not deductible for tax purposes.

(2)	The $132.6 million and $177.1 million charges for the three and nine months ended May 31, 2010, respectively, represent an estimated charge related to the Securities Class Action matter.

(3)	The $7.5 million charge for the three and nine months ended May 31, 2010 represents the ULA goodwill impairment, net of noncontrolling interest. We did not record an associated tax benefit because the goodwill is not deductible for tax purposes.

(4)	The $11.4 million tax benefit during the nine months ended May 31, 2010 resulted from our settlement of disputed tax issues with the Internal Revenue Service during the first quarter of fiscal year 2010.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Alex Clark ~ (310) 773-7398 ~ alex.clark@apollogrp.edu